Exhibit 99.1
Altra Holdings Reports 24% Year-over-Year Sales Increase
in Second Quarter 2011
Broad-based Demand Strength Continues;
Volume and Operating Model Leverage Drive 22%
Operating Profit Growth, Including Acquisition Costs;
Raises Revenue and EPS Guidance for Full Year 2011
BRAINTREE, Mass., August 8, 2011 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutches, brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the second quarter ended July 2, 2011.
Second-quarter Financial Highlights
•	Net sales increased 24% to $165.4 million compared with $133.0 million in the prior-year quarter. This represents 17.7% organic growth, excluding the Bauer acquisition.

•	Income from operations increased 22% to $19.1 million from $15.6 million in the second quarter of 2010. Second-quarter 2011 income from operations was reduced by $1.5 million due to acquisition-related costs. Income from operations in the second quarter of 2010 was reduced by $0.6 million in restructuring charges.

•	Other income was $0.6 million in the second quarter of 2011 compared with other expense of $0.7 million in the second quarter of 2010, due primarily to foreign currency exchange rates.

•	Net income increased 30% to $8.9 million, or $0.34 per diluted share, in the second quarter of 2011 from $6.8 million, or $0.26 per diluted share, in the second quarter of 2010. Net income was adversely impacted by acquisition related costs and interest expense related to the Company’s Convertible Notes issued in connection with the Bauer acquisition of $2.4 million as well as a higher effective tax rate of 34%.

•	Cash and cash equivalents were $90.5 million at July 2, 2011 compared with $72.7 million at December 31, 2010.
Management Comments
“Our solid top-line growth in the second quarter was a combination of the demand we are seeing in our end markets, and to a lesser extent, one month of sales contribution from the Bauer acquisition,” said Carl Christenson, President and CEO. “Our early-cycle businesses continue to be strong, although growth rates are moderating as a result of the difficult year-over-year comparisons. Late-cycle markets are reporting excellent year-over-year growth. We are well positioned in our end markets, which provide us with many opportunities for long-term growth. In addition, the integration of Bauer is proceeding on track and sales and profitability are in line with our expectations.

“From a bottom-line perspective, while we reported a 22% year-over-year increase in income from operations, our earnings per share were negatively impacted by acquisition-related costs and convertible interest expense without benefiting from a full quarterly contribution from Bauer,” said Christenson. “Excluding those charges, our ability to flow sales to the bottom line was very similar to the record breaking sequential first quarter of 2011, in terms of EPS performance. This demonstrates the significant operating leverage in our business model as a result of cost reductions and productivity initiatives.”
Business Outlook
“We are buoyed by the positive demand signs that we continue to see in our markets, which gives us greater optimism regarding the balance of the year,” said Christenson. “In addition, we continue to expect that our Bauer acquisition will be accretive to the bottom line, enabling us to raise our EPS guidance along with the expected top-line contribution. Our guidance reflects the seasonality of our business, which is typically slower in the second half of the year. Going forward, we will continue to execute aggressively on our growth strategy that focuses on capitalizing on opportunities in new and existing markets, increasing our presence in key underpenetrated geographic regions, entering new high-growth markets and pursuing strategic acquisitions.”
For full year 2011, the Company now is forecasting sales in the range of $660 to $680 million and EPS of $1.43 to $1.53. This guidance includes sales and EPS contribution from the Bauer acquisition but excludes acquisition related costs. The Company now expects its tax rate for the full year to be in the range of 30.0% to 32.0%. Altra now expects capital expenditures in the range of $23 to $25 million and depreciation and amortization is expected to be in the range of $25 to $26 million.
The Company will host an investor conference call to discuss its unaudited second quarter financial results today, August 8, 2011, at 10:00 AM ET. The public is invited to listen to the conference call by dialing 877-869-3847 domestically or 201-689-8261 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call through midnight on August 15, 2011. To listen to the replay, dial 877-660-6853 domestically or 201-612-7415 for international access, dial account # 364 then replay ID # 376350. A webcast replay also will be available at www.altramotion.com.

Altra Holdings, Inc.
Consolidated Statements of Income Data:
In Thousands of Dollars, except per share amounts

	Quarter Ended		Year to Date Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$165,395	$132,988	$325,242	$260,694
Cost of sales	116,985	92,861	228,997	183,164

Gross profit	$48,410	$40,127	$96,245	$77,530
Gross profit as a percent of net sales	29.3%	30.2%	29.6%	29.7%
Selling, general & administrative expenses	26,912	22,215	52,428	43,187
Research and development expenses	2,426	1,631	4,743	3,410
Restructuring expense	—	642	—	1,688

Income from operations	$19,072	$15,639	$39,074	$29,245
Income from operations as a percent of net sales	11.5%	11.8%	12.0%	11.2%
Interest expense, net	6,153	4,956	11,316	9,896
Other non-operating expense, net	(599)	727	(885)	1,022

Income from continuing operations before income taxes	$13,518	$9,956	$28,643	$18,327
Provision for income taxes	4,600	3,117	9,003	5,749

Income tax rate	34.0%	31.3%	31.4%	31.4%

Net income	$8,918	$6,839	$19,640	$12,578

Weighted Average common shares outstanding
Basic	26,491	26,362	26,491	26,349
Diluted	26,613	26,487	26,657	26,465

Net income per share
Basic	0.34	0.26	0.74	0.48
Diluted	$0.34	$0.26	$0.74	$0.48

Consolidated Balance Sheets
In Thousands of Dollars

	July 2, 2011	December 31, 2010
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	90,487	72,723
Trade Receivables, net	108,373	67,403
Inventories	119,630	88,217
Deferred income taxes	4,413	4,414
Income tax receivable	3,834	4,126
Assets held for sale	—	1,484
Prepaid expenses and other current assets	6,712	4,168

Total current assets	333,449	242,535
Property, plant and equipment, net	125,572	105,298
Intangible assets, net	82,769	69,250
Goodwill	85,072	76,897
Deferred income taxes	78	82
Other non-current assets, net	16,558	14,040

Total assets	$643,498	$508,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	49,829	40,812
Accrued payroll	19,477	18,486
Accruals and other liabilities	38,514	24,142
Deferred income taxes	54	59
Current portion of long-term debt	958	3,393

Total current liabilities	108,832	86,892

Long-term debt, less current portion and net of unaccreted discount	274,476	213,109
Deferred income taxes	29,987	20,558
Pension liabilities	12,015	10,808
Long-term taxes payable	11,283	10,892
Other long-term liabilities	1,005	1,091

Total stockholders’ equity	205,900	164,752

Total liabilities and stockholders’ equity	$643,498	$508,102

	Year to Date Ended
	July 2, 2011	July 3, 2010
	(Unaudited)
Cash flows from operating activities
Net income	$19,640	$12,578
Adjustments to reconcile net income to net cash flows:
Depreciation	8,420	8,192
Amortization of intangible assets	2,863	2,350
Amortization and write-offs of deferred financing costs	784	416
Loss on foreign currency, net	(158)	361
Accretion of debt discount, net	1,045	148
Fixed asset impairment/disposal	—	207
Stock-based compensation	1,374	1,120
Changes in assets and liabilities:
Trade receivables	(22,275)	(18,570)
Inventories	(8,318)	(4,023)
Accounts payable and accrued liabilities	6,301	19,099
Other current assets and liabilities	(625)	(1,672)
Other operating assets and liabilities	(1,896)	(173)

Net cash provided by (used in) operating activities	7,155	20,033

Cash flows from investing activities
Purchase of property, plant and equipment	(8,898)	(7,762)
Additional purchase price paid for acquisition	—	(1,177)
Proceeds from sale of Chattanooga Facility	1,484	—
Acquisition of Bauer, net of $41 cash received	(62,291)	—

Net cash used in investing activities	(69,705)	(8,939)

Cash flows from financing activities
Payment of issuance costs for Convertible Notes	(3,414)	—
Payment of issuance costs for 8 1/8 Senior Secured Notes	—	(122)
Proceeds from issuance of Convertible Notes	85,000	—
Shares surrendered for tax withholdings	(65)	(288)
Redemption of bonds related to Chattanooga	(2,290)	—
Payment on mortgages	(197)	(418)
Net payments on capital leases	(400)	(381)

Net cash provided by (used in) financing activities	78,634	(1,209)

Effect of exchange rate changes on cash and cash equivalents	1,680	(3,179)

Net change in cash and cash equivalents	17,764	6,706
Cash and cash equivalents at beginning of year	72,723	51,497

Cash and cash equivalents at end of period	$90,487	$58,203

About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 50 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork, Warner Linear, and Bauer Gear Motor.
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those comments regarding the Company’s plan to execute aggressively its growth strategy during the remainder of 2011, its strategy to capitalize on growth opportunities in new and existing markets, increase its presence in key underpenetrated geographic regions, enter new high-growth markets and pursue strategic acquisitions, the Company’s positioning in its end markets and its opportunities for long-term growth, the Company’s expectations regarding the integration of Bauer and the Company’s expectations for Bauer’s sales and profitability, the positive demand signs in Altra’s end markets, the Company’s optimism regarding the second half of 2011, the seasonality of the business, and the Company’s guidance for 2011 for sales, EPS, capital expenditures, depreciation and amortization, and tax rate.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets,
(18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Senior Secured Notes and Convertible Notes, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition and integration, (25) risks associated with the Company’s planned investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com